Exhibit 10.1

SEPARATION, RELEASE AND CONFIDENTIALITY AGREEMENT

THIS SEPARATION, RELEASE AND CONFIDENTIALITY AGREEMENT (“Agreement”) is made and entered into on this 31st day of July, 2008 by and between J. Kent Friedman hereinafter referred to as (“Employee”) and MAXXAM Inc. (hereinafter referred to as the “Company”).

Employee and the Company have maintained an employer-employee relationship for a period of time and the now mutually desire to terminate that aspect of their relationship.

Employee and the Company desire to enter into a written separation agreement to establish their respective rights, duties and obligations and to avoid and resolve any actual and potential differences between them, including, without limitation, differences arising out of Employee’s employment with the Company and the end of that employment.

THEREFORE, in consideration of the mutual promises, conditions and covenants in this Agreement, the parties hereby agree as follows:

1.      Termination Date. The employment relationship between the parties shall terminate as of the close of business on July 31, 2008 (the “Termination Date”), and neither party shall have any further rights or obligations with respect to or arising from such employment relationship except as provided in this Agreement or the Separation Agreement Addendum affixed hereto (the “Addendum”).

2.      Severance Payment.  Under the terms of the MAXXAM Inc. Severance Pay Plan and conditioned upon Employee’s execution of this Agreement, the Company shall pay Employee sixteen (16) weeks of severance pay at Employee’s base rate of compensation (the “Severance Payment”).  All necessary taxes and withholdings will be deducted from this amount.  This sum shall be paid to Employee six months following the effective date of this Agreement.  (The effective date of this Agreement is discussed in paragraph 7 below.)  The Severance Payment amount is included in paragraph 4 of the Addendum.  The severance payment is in addition to any pension benefits Employee might be entitled to under any Company defined benefit pension plan in effect at the time of the Termination Date, and other employee benefits Employee may be entitled to under any Company Plan in effect at the time of the Termination Date.  Receipt of any pension benefits to which Employee is entitled shall in no way preclude or reduce Employee’s entitlement to severance pay in an amount equivalent to the level of severance benefits which Employee would have otherwise been entitled to under the terms of the MAXXAM Inc. Severance Pay Plan.

3.      Group Health Insurance Benefits. Under the terms of the MAXXAM Inc. Severance Pay Plan, the Employee is entitled to up to fifty-two (52) weeks of continued group health and managed mental health insurance, provided the Employee pays for 50% of the total cost of the coverage.  Such coverage will terminate prior to the expiration of the fifty-two weeks if Employee becomes covered by any other group program.   If after the expiration of this initial continuation, Employee has not obtained alternative coverage, Employee will be eligible for the remaining time under the rules of COBRA up to the maximum of 18 months.  The initial period of coverage under the terms of the Severance Plan counts toward the COBRA eligibility period, which eligibility period shall commence on the Termination Date.

4.      Stock Options. The Company and Employee acknowledge that (a) Employee has previously been granted non-qualified stock options/stock appreciation rights (collectively, the “Options”) pursuant to the Company’s 1994 and 2002 Omnibus Employee Incentive Plans (collectively, the “Option Plans”), as set forth on Exhibit 2 hereto, and (b) the last column of each page of Exhibit 2 sets forth those Options that are currently outstanding and exercisable or will become exercisable prior to the Termination Date (collectively, the “Vested Options”).  The Employee acknowledges that (x) any Options that are not Vested Options shall be cancelled effective as of the Termination Date, (y) notwithstanding the terms of the December 1, 1999 Rights Agreement referred to below, he has until November 30, 2009 to exercise any or all the Options covered by such Rights Agreement, and (z) notwithstanding the terms of the other Rights Agreements referred to below, he has until December 31, 2009to exercise any or all of the Vested Options covered by such other Rights Agreements.  Any Vested Options not exercised by 5:00 p.m., Houston time, on the applicable termination dates noted above shall be cancelled immediately thereafter.

In order to exercise any of the Vested Options, the Employee must complete and sign the exercise form attached hereto as Exhibit 3 and deliver such form to the Company either:  (i)  by means of U.S. mail, overnight delivery or in person to the attention of the Corporate Secretary, MAXXAM Inc., 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058, or (ii) via e-mail to both Bernie Birkel (bernie.birkel@mxmin.com) and Valencia McNeil (valencia.mcneil@mxminc.com), provided that the form must be received by the Company prior to the  applicable termination date noted above.  Except as noted in items (y) and (z) of the immediately preceding paragraph, the Company, Employee and the Options shall continue to be subject to the terms and provisions of the Option Plans and any outstanding Rights Agreements between the Company and Employee, including those dated December 1, 1999, December 18, 2000, December 12, 2001, December 10, 2002, December 10, 2003, December 20, 2004, December 7, 2005,  December 11, 2006 and December 17, 2007.

5.      Confidentiality.  Employee acknowledges that in the course of his employment with the Company, he acquired confidential information of a special and unique nature and value relating to such matters as the Company’s trade secrets, strategic plans, programs, confidential reports and communications, clients and business prospects.  Employee hereby agrees that he shall not, at any time following the date of this Agreement, except with the prior written consent of the Company, directly or indirectly, disclose, divulge, reveal, report, publish, transfer, or use for any purpose, any such information.

6.      Release and Waiver. In consideration for the benefits provided above and in the Addendum, Employee fully and completely releases, waives and discharges any and all suits, causes of action, demands, claims, charges, complaints, liabilities, costs, losses, damages, injuries, bonds, judgments, and attorneys’ fees and expenses of any kind, in law or in equity, whether known or unknown (collectively, “Claims”), arising out of his employment by the Company, or otherwise, that Employee has ever asserted, or could assert, against the Company, any other entities that are affiliated with the Company, as well as the Company’s directors, officers, employees, owners, agents, representatives, successors and assigns (collectively, “Releases”).  These released Claims are intended to and do include, without limitation, any and all Claims that Employee can or could assert against one or more of the Releases for wrongful discharge, discrimination, harassment, breach of contract, retaliation, defamation or other torts arising under any federal, state or local law.  These released Claims are further intended to and do include, without limitation, any and all Claims that Employee can or could assert against one or more of the Releases under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, ERISA, the Texas Commission on Human Rights, the Texas Labor Code and any and all laws regulating employment, wages, back or front pay, employee benefits, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, and expenses and costs.  This release and waiver also applies to any Claims brought by any person, agency or class action under which Employee might have any right or benefit.  The waivers in this paragraph do not affect Employee’s rights, if any, under the Company’s benefit plans in accordance with the terms of those plans, to make a complaint to any state or federal agency with respect to issues related to Employee’s employment with the Company.

For purposes of this release, waiver and discharge of Claims, Employee expressly understands and acknowledges that he:

A)	has had a full forty-five (45) days within which to consider this Agreement and the Addendum before executing it;

B)	has carefully read and fully understands all the provisions of this Agreement and the Addendum;

C)
has carefully read Exhibit 1 of this Agreement.  As required by the Older Workers’ Benefit Protection Act for employees age 40 and older, Exhibit 1 contains a list of the job titles and ages of the individuals who are eligible to receive severance benefits under the MAXXAM Inc. Severance Pay Plan as a result of the reduction-in-force at MAXXAM Inc., and the job titles and ages of the individuals who are not eligible;

D)
is, through this Agreement, releasing the Company from any and all claims Employee may have against the Company other than with respect to obligations to be performed by it hereunder or in the Addendum;

E)	knowingly and voluntarily agrees to and voluntarily intends to be bound by all the terms set forth in this Agreement;

F)	was advised and hereby is advised in writing to consider the terms of this Agreement and the Addendum and consult with an attorney of his choice prior to executing this Agreement;

G)
shall have a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

H)	will forfeit the Severance Payment and all of the amounts provided for in paragraph 3 and 6 of the Addendum in the event that he violates the terms of this Agreement;

I)	understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date of this Agreement is executed are not waived; and

J)
understands that if the Company did not have this Agreement, the employee   would not be getting severance pay or the group health insurance benefits outlined in this Agreement or the benefits set forth in the Addendum.

7.           Effective Date of Agreement. Employee may revoke this Agreement during the seven calendar days following the day he signs the Agreement.  The Agreement will not become effective until the eighth calendar day after Employee signs it (the "Effective Date").  If Employee wishes to revoke the Agreement, he must do so in writing and the written notice of revocation must be sent to M. Emily Madison, Vice President, Finance, at MAXXAM Inc., 1330 Post Oak Boulevard, Suite 2000, Houston, Texas  77056-3058.  To be effective, the revocation must be received by Ms. Madison during the seven calendar days after the day Employee signs this Agreement.

8.      Non-admission of Liability. Employee and Company agree that the fact that they are making this Agreement or the Addendum does not mean that the Company has any liability to him.

9.      Choice of Law and Interpretation. This Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

10.         Severability of Provisions.  Should any provision of this Agreement or the Addendum be declared or be determined by any court to be unenforceable or invalid as drafted, each may and shall be reformed or modified by a court of competent jurisdiction to the form of an enforceable and valid provision that achieves, to the greatest extent possible, the result intended by the parties in drafting and agreeing to the unenforceable and invalid provision.  Should a court of competent jurisdiction decline to so reform or modify such a provision or determine that no enforceable and valid provision can be created to achieve the intended result, the enforceability and validity of the remaining parts, terms or provisions of this Agreement or the Addendum shall not be affected thereby and said unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11.         Arbitration.  Any disputes arising in connection with this Agreement or the Addendum shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association concerning employment disputes.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction of this matter.  Costs of the arbitration shall be borne equally by the parties.  Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the prevailing party for the prevailing party’s attorneys’ fees incurred with respect to such arbitration.

12.         Entire Agreement. This Agreement together with the Addendum sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, and may only be modified by a subsequent written agreement that is signed by the parties.

EXECUTED this 31st day of July , 2008.

                               MAXXAM Inc.

                                By: /s/ M. Emily Madison
                                Printed Name:  M. Emily Madison
                                As Its: V.P. Finance

                                Agreed: /s/ J. Kent Friedman
                                Printed Name: J. Kent Friedman

 Separation, Release and Confidentiality Agreement Addendum

This letter will complement the terms of the Separation, Release and Confidentiality Agreement of even date (the “Separation Agreement”) annexed hereto with respect to the termination of your employment with MAXXAM Inc. (“Maxxam”).

1.      Resignation. You will retire from your employment with Maxxam effective July 31, 2008, but will remain a member of the Board of Directors and related companies and become a “non-employee Director”.  You will be compensated in a manner consistent with other non-employee board members.

2.      Titles; Billing.  You will retain the titles of General Counsel and, subject to Maxxam’s By-Laws, of Vice Chairman of the Board of Maxxam, but will not be deemed an employee or be entitled to any rights as such.  The law firm with whom you associate will bill Maxxam for your future services.  You agree to make yourself available as needed by Maxxam, at your standard hourly billing rate, at at a 10% discount.

3.      Vested Stock Options.  You will be entitled to retain your existing 64,387 vested stock options/stock appreciation rights (“the Options’) as shown on Exhibit 2 to the Separation Agreement.  While a participant normally has three months from date of termination to exercise such Options, you will be entitled, consistent with the terms of the Separation Agreement and subject to the approval of the Board of Directors of Maxxam or its Compensation Committee, to exercise such vested Options until December 31, 2009 (except for the 17,500 Options granted on December 1, 1999 and which must be exercised on or before November 30, 2009).  All unvested Options will be cancelled as of July 31, 2008.

4. Other Contractual Obligations.  Upon termination from employment, you will be entitled to receive, in accordance with the pay-out terms shown below (and subject to applicable IRS regulations and withholding requirements consistent with the terms of the Separation Agreement), the following amounts:

Severance Payment (per Section 2 of the Separation Agreement) – 100% of contractual obligation ($156,923); Termination Date plus six months

Capital Accumulation Plan – 100% of vested balance ($550,648); Termination Date plus six months

Supplemental Savings Plan – 100% of accrued balance ($102,363); Termination Date plus six months; and

Unused Vacation time – 100% of balance ($49,038), upon termination

5. Retirement Plans.  Upon termination of employment you will be entitled to receive (in accordance with their terms and consistent with and subject to applicable IRS regulations), the amounts credited to you in the following:

Pension Plan;
Supplemental Employee Retirement Plan; and
401(k) Plan

6.      Video Lottery Terminals.  If, prior to December 31, 2009, (i) the Texas Legislature allows Video Lottery Terminals (or any reasonable facsimile thereof) to be utilized at Texas horse and dog tracks, and (ii) if required, such legislation is approved by the voters, you will receive a cash payment of either [the remainder of this sentence has been omitted as confidential treatment is being requested with respect to the balance of such sentence, which is being filed separately with the Securities and Exchange Commission].  Any such payment will be made by no later than  (sixty (60) days after the date such obligation “vests” (i.e., after the legislation is passed if no vote is required, or after a vote if one is required).  You agree to devote such time to this effort (without charge for your time for meetings with elected officials in Houston) as Maxxam may request.

7.      Miscellaneous.  You have acknowledged that you have consulted with your own counsel with respect to the Agreement and this Addendum.  We expect that you will not be required to spend more than 20% of your time (compared to the amount of time devoted to Maxxam matters during the final 36-month period of your employment with Maxxam) for Maxxam legal matters.  Nonetheless, you have agreed to assume the risk of any determination by government authorities as to the termination of your status as a Maxxam employee.

If the foregoing is in accord with your understanding of our agreement, kindly sign and return to Emily Madison the enclosed copy of this letter, which will become effective upon effectiveness of the Separation Agreement.

MAXXAM Inc.

By:         /s/ Charles E. Hurwitz
         Charles E. Hurwitz, CEO

Agreed:  /s/ J. Kent Friedman
  J. Kent Friedman

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